Exhibit 10.40

ROSETTA RESOURCES, INC. EXECUTIVE CHANGE-IN-CONTROL PLAN

This Rosetta Resources, Inc. Executive Change-in-Control Plan (the “Plan”), is effective as of July 1, 2008 (the “Effective Date”).

WHEREAS, Rosetta Resources, Inc. (the “Employer”), wishes to employ certain individuals in executive level positions;

WHEREAS, it is the intent of the Employer that the Plan shall constitute an unfunded severance plan, and to the extent applicable, an unfunded nonqualified deferred compensation arrangement; and

WHEREAS, in order to retain the services of such individuals, the Employer desires to provide certain severance benefits as provided herein;

NOW, THEREFORE, the Employer hereby establishes the Plan as follows:

ARTICLE I

DEFINITIONS.

As used in this Plan, the following terms have the following meanings:

(a)           “Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b)           “Base Salary” means the amount of Executive’s regular annual salary, paid periodically and not based on performance, as reflected in the Employer’s payroll records.

(c)           “Board” means the Board of Directors of the Employer.

(d)           “Cause” means a finding by the Committee of acts or omissions while employed by the Employer, constituting, in the Committee’s sole discretion, (i) a breach of duty by Executive in the course of Executive’s employment involving fraud, acts of dishonesty (other than inadvertent acts or omissions), disloyalty to Employer or its Affiliates, or moral turpitude constituting criminal felony; (ii) conduct by Executive that is materially detrimental to Employer, monetarily or otherwise, or reflects unfavorably on Employer or Executive to such an extent that Employer’s best interests reasonably require the termination of Executive’s employment; (iii)  Executive’s failure to comply with or enforce Employer’s policies concerning equal employment opportunity, including engaging in sexually or otherwise harassing conduct; (iv) Executive’s repeated insubordination; (v) Executive’s failure to comply with or enforce, in any material respect, all other personnel policies of Employer or its Affiliates; (vi) Executive’s failure to devote Executive’s full working time and best efforts to the performance of Executive’s responsibilities to Employer or its Affiliates; (vii) Executive’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to a felony or any violation of federal or state securities laws; or (viii) Executive’s failure to cooperate with any investigation or inquiry authorized by the Committee or conducted by a governmental authority related to the business or Executive’s conduct.

(e)           “Change in Control” means a Corporate Change in which (i) individuals who were directors of Employer immediately prior to a Control Transaction shall cease, within two years of such Control Transaction to constitute a majority of the Board of Directors of Employer (or of the Board of Directors of any successor to Employer or to a company which has acquired all or substantially all its assets) other than by reason of an increase in the size of the membership of the applicable Board that is approved by at least a majority of the individuals who were directors of Employer immediately prior to such Control Transaction or (ii) any entity, person or Group acquires shares of Employer in a transaction or series of transactions that result in such entity, person or Group directly or indirectly owning beneficially 50% or more of the outstanding shares of Common Stock.

(f)           “Code” means the Internal Revenue Code of 1986, as amended.

(g)           “Committee” means the Compensation Committee of the Board of Directors.

(h)           “Corporate Change” means (i) the dissolution or liquidation of Employer; (ii) a reorganization, merger or consolidation of Employer with one or more corporations (other than a merger or consolidation effecting a reincorporation of Employer in another state or any other merger or consolidation in which the shareholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the shareholders of Employer and their proportionate interests therein immediately prior to the merger or consolidation) (collectively, a “Corporate Change Merger”); (iii) the sale of all or substantially all of the assets of Employer or an affiliate as defined in the Rosetta Resources Inc. 2005  Long-Term Incentive Plan; or (iv) the occurrence of a Change in Control.

(i)            “Control Transaction” means (i) any tender offer for or acquisition of capital stock of Employer pursuant to which any person, entity, or Group directly or indirectly acquires beneficial ownership of 20% or more of the outstanding shares of Common Stock; (ii) any Corporate Change Merger of Employer; (iii) any contested election of directors of Employer; or (iv) any combination of the foregoing, any one of which results in a change in voting power sufficient to elect a majority of the Board of Directors of Employer.

(j)            “Covered Termination” means: (1) the termination of an Executive’s employment with the Employer for any reason other than death, Inability to Perform, or for Cause; or (2) the resignation of the Executive from such employment with Good Reason.

(k)           “Eligible Executive” means an Executive who has experienced a Covered Termination.

(l)            “Employment Termination Date” means the effective date of termination of Executive’s employment pursuant to Employer policies and applicable law.

(m)           “Executive” means an individual employed by the Employer in the position of Vice President or higher, who has been designated by the Committee to be eligible to participate in the Plan, or who has accepted a written offer of employment which includes eligibility for participation in this Plan, and who commences employment in such position and capacity as a full-time employee of the Employer.   A list of all individuals designated as Executives at any given time shall be appended as Appendix A to the Plan.  Once designated on Appendix A as an Executive under the Plan, such Executive shall remain so designated and shall continue to be an Executive hereunder until the earliest to occur of (i) the date on which such Executive is removed from Appendix A by action of the Committee or by the Board, (ii) such Executive’s termination of employment for any reason, or (iii) the death of the Executive.

(n)           “Good Reason” means any of the following actions if taken without Executive’s prior written consent: (i) following the designation of an Executive by the Compensation Committee on Appendix A to the Plan, any reduction of the multiple or percentage applicable to an Executive, or removal of Executive, through a subsequent amendment to Appendix A to the Plan, (ii) a material diminution in Executive’s base compensation; or (iii) any permanent relocation of Executive’s place of business to a location 50 miles or more from the then-current location, provided such relocation is a material change in geographic location at which Executive must provide substantial services for purposes of Section 409A.  Neither a transfer of employment among Employer and any of its Affiliates, a change in the co-employment relationship, nor a mere change in job title constitutes “Good Reason.”  To exercise the right hereunder to terminate for Good Reason, Executive must provide Notice of Termination to Employer of his belief that Good Reason exists within 60 days of the initial existence of the Good Reason condition, and that notice shall describe the condition(s) believed to constitute Good Reason.  Employer shall have 30 days to remedy the Good Reason condition(s).  If not remedied within that 30-day period, Executive may submit a Notice of Termination; provided, however, that the Notice of Termination invoking Executive’s right to terminate his employment for Good Reason must be given no later than 100 days after the date the Good Reason condition first arose; otherwise, Executive is deemed to have accepted the condition(s), or the Employer’s correction of such condition(s), that may have given rise to the existence of Good Reason.

(o)           “Group” means persons who act “in concert” as described in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

(p)           “Inability to Perform” means and shall be deemed to have occurred if Executive has been determined under Employer’s long-term disability plan to be eligible for long-term disability benefits.  In the absence of Executive’s participation in, application for benefits under, or existence of such a plan, “Inability to Perform” means a finding by the Committee in its sole discretion that Executive is, despite any reasonable accommodation required by law, unable to perform the essential functions of Executive’s position because of an illness or injury for (i) 60% or more of the normal working days during six consecutive calendar months or (ii) 40% or more of the normal working days during twelve consecutive calendar months.

(q)           “Notice of Termination” means a written notice that shall (i) indicate the specific termination provision in this Plan relied upon; (ii) in the case of a termination for Inability to Perform, Cause, or Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision invoked; and (iii) if the termination is by Executive for Good Reason, or by Employer for any reason, specify the Employment Termination Date.  The failure by Employer or Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of Employer or Executive or preclude either of them from asserting such fact or circumstance in connection with a claim or appeal for benefits under this Plan.

(r)            “Section 409A” means Section 409A of the Code and the regulations promulgated thereunder, and any other applicable Treasury guidance, as in effect at the time any payment or other action is to be taken under this Plan.

(s)           “Separation Agreement” means a general release agreement in a form acceptable to Employer which is not revoked by Eligible Executive prior to the date it becomes effective.

ARTICLE II

EMPLOYMENT.

Executives under this Plan shall be employed on an at-will basis, to the maximum extent permitted by applicable law.  This Plan shall not, and shall not be construed or interpreted as, creating a contract of employment with any person.

ARTICLE III

COMPENSATION UPON TERMINATION OF EMPLOYMENT

(a)           Termination of Employment for Any Reason.  If Executive’s employment is terminated, Employer shall pay to Executive (or in the case of death of Executive, to such person as Executive shall designate in a written notice to Employer or, if no such person is designated, to Executive’s estate) any unpaid portion of Executive’s Base Salary through the Employment Termination Date, any earned but unused vacation according to Employer’s policies then in effect, and any unreimbursed business expenses, at the time and in the manner required by applicable law, but in no event later than March 15 of the year following the year of the Executive’s death or termination of employment.

(b)           Termination Following Corporate Change.

(1)           If, within the two-year period following a Corporate Change, Executive’s employment with Employer or an Affiliate or successor of Employer is terminated due to a Covered Termination, Executive will be paid the payments described in Section (a) of Article III of this Plan.  In addition, if, within 21 or 45 days after the Employment Termination Date, as applicable, Executive has signed a Separation Agreement and Executive does not revoke such Separation Agreement, in lieu of any payments under Section (b) of Article III of the Rosetta Resources Inc. Executive Severance Plan, Eligible Executive shall be entitled to receive the following amounts:

(A)           The designated percentage or multiple, as set forth in Appendix A to the Plan as of the Employment Termination Date of such Executive, multiplied times the Eligible Executive’s Base Salary in effect on the Employment Termination Date;

(B)           The designated percentage or multiple, as set forth in Appendix A to the Plan as of the Employment Termination Date of such Executive, multiplied times the Executive’s target performance bonus percentage for one year, utilizing the greater of (i) the target performance bonus percentage for the performance period in effect on the Employment Termination Date, or (ii) the target performance bonus percentage for the performance period in effect on the day preceding the date of the Corporate Change;

(C)           Full and immediate vesting of all Employer stock options and restricted stock awards held by Eligible Executive as of the Employment Termination Date;

(D)           With respect to Employer stock options that are vested as of the Employment Termination Date, Executive may exercise those options according to the terms of the Rosetta Resources Inc. 2005 Long-Term Incentive Plan.

(2)           The additional payments provided for in Sections (a) and (b) of this Article III shall be paid in a single lump-sum payment no later than 60 days after the Employment Termination Date, but in no event shall such single lump sum payment be paid later than the March 15 of the year following the year in which the Executive’s Termination of Employment occurs.

(3)           In the event that it is determined that any payment (other than the Gross-Up Payment provided for in this Section (b)(3) of this Article III) or distribution by Employer or any of its Affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of Employer, within the meaning of Section 280G of the Code or any successor provision thereto (such tax being hereafter referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment or payments (a “Gross-Up Payment”).  The Gross-Up Payment will be in an amount such that, after payment by Executive of all taxes, including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.  For purposes of determining the amount of the Gross-Up Payment, Executive will be considered to pay (x) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (y) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes.  The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in this Section (a)(3) of this Article III will be made at the expense of Employer by Employer’s regular independent accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations.  Any determination by the Accounting Firm will be binding upon Employer and Executive.  The Gross-Up Payment will be paid to Executive as soon as administratively practicable following, but no later than the end of the calendar year in which falls the date on which Executive remits the related taxes, but in no event later than December 31 of the second year following the year in which the Executive’s termination of employment occurs.

(c)           COBRA Reimbursement.  In addition, if Executive’s employment with Employer or an Affiliate or successor of Employer is terminated or ends under the circumstances set forth in Section (b) of this Article III, and if Executive has signed a Separation Agreement and does not revoke such Separation Agreement as provided therein, Executive will receive, in addition to any other payments due under this Plan, the following benefit: if, at the time of the Employment Termination Date, Executive participates in one or more group health plans offered or made available by Employer and Executive is eligible for and elects to receive continued coverage under such plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any successor law, Employer will reimburse Executive during the 12-month period following the Employment Termination Date, for the difference between the total amount of the monthly COBRA premiums for the same coverage as in effect on the Employment Termination Date, that are actually paid by Executive for such continued health plan benefits and the total monthly amount of the same premiums charged to active senior executives of Employer for health insurance coverage.  Such reimbursement shall be made within the 90-day period following Executive’s payment of each monthly COBRA premium.  Provided, however, that Employer’s reimbursement obligation under this Section (c) shall terminate upon the earlier of (i) the expiration of the time period described above or (ii) the date Executive becomes eligible for health insurance coverage under a subsequent employer’s group health plan without being subject to any preexisting-condition exclusion under that plan, which occurrence Executive shall promptly report to Employer.

(d)           Exclusive Compensation and Benefits.  The compensation and benefits described in this Article, along with the associated terms for payment, constitute all of Employer’s obligations to Executive with respect to the termination of Executive’s employment with Employer and/or its Affiliates. However, nothing in this Plan is intended to limit any earned, vested benefits that Executive may have under the applicable provisions of any benefit plan of Employer in which Executive is participating at the time of the termination of employment.

(e)           Compliance with Section 409A.  It is the intent of this Plan to comply with the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the income recognition, additional tax and interest imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Employer shall not be liable to Executive for any adverse tax consequences imposed upon Executive as a result of Section 409A.  Payments under the Plan shall be made only on the date or dates provided herein, and no acceleration or deferral of any such payments shall be made either by the Employer or at the request of the Executive.

(f)            Specified Employee Determination and Payment.  If Employer determines that Section 409A applies to payments to an Executive under this Plan, and such Executive is a “specified employee” on the date of Executive’s “separation from service,” as those terms are defined in and pursuant to Section 409A, then, notwithstanding any provision of this Plan to the contrary, no payment of compensation under this Plan which has been determined to be a payment of “deferred compensation” within the meaning of Section 409A shall be made to Executive during the period lasting six months from the date of Executive’s separation from service unless Employer determines that there is no reasonable basis for believing that making such payment would cause Executive to suffer adverse tax consequences pursuant to Section 409A.  If any payment to Executive is delayed pursuant to the foregoing sentence, such payment instead shall be paid, without interest, on the first business day following the expiration of the six-month period referred to in the prior sentence.

(g)           Payment after Executive’s Death.  In the event of Executive’s death after Executive becomes entitled to a payment or payments pursuant to this Article III, any remaining unpaid amounts shall be paid, at the time and in the manner such payments otherwise would have been paid to Executive, to such person as Executive shall designate in a written notice to Employer (or, if no such person is designated, to Executive’s estate).  Notwithstanding anything herein to the contrary, an Executive who has been determined to be a “specified employee” who dies following such Executive’s “separation from service”, as provided in Section 409A, but prior to the six (6) month anniversary of the date of Executive’s “separation from service,” then any amounts payable under this Plan which are determined by the Employer to be subject to Section 409A, payment of which is delayed in accordance with this Article III, will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other amounts payable under this Plan will be payable in accordance with the payment schedule applicable to each payment or benefit.

(h)           Offset.  To the maximum extent permitted by applicable law, Employer may set off against, and Executive authorizes Employer to deduct from, any payments due to the Executive, or to Executive’s heirs, legal representatives, or successors, as a result of the termination of the Executive’s employment any amounts which may be due and owing to Employer or any of its Affiliates by the Executive, whether arising under this Plan or otherwise; provided, however, that any such set off and deduction shall be made in a manner that complies with Section 409A and other laws, to the extent applicable.

ARTICLE IV

NO OBLIGATION TO PAY.

With regard to any payment due to Executive under this Plan, to the maximum extent permitted by applicable law, it shall not be a breach of any provision of this Plan for Employer to fail to make such payment to Executive if (i) Employer is legally prohibited from making the payment; (ii) Employer would be legally obligated to recover the payment if it was made; or (iii) Executive would be legally obligated to repay the payment if it was made.

ARTICLE V

DEDUCTIONS AND WITHHOLDINGS

With respect to any payment to be made to the Executive, Employer shall deduct, where applicable, any amounts authorized by Employee, and shall withhold and report all amounts required to be withheld and reported by applicable law.

ARTICLE VI

NOTICES.

(a)           All notices, requests, demands, and other communications required or permitted to be given or made by either party shall be in writing and shall be deemed to have been duly given or made (1) when delivered personally, or (2) when deposited in the United States mail, first class registered or certified mail, postage prepaid, return receipt requested, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):

(b)            If to Employer, at:

Rosetta Resources Inc.
Attn: General Counsel
717 Texas, Suite 2800
Houston, Texas 77002

(c)            If to Executive, at Executive’s then-current home address on file with Employer.

ARTICLE VII

MITIGATION.

Executive shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Plan be reduced by any compensation earned by Executive as the result of employment by another employer after the date of termination of Executive’s employment with Employer, or otherwise.

ARTICLE VIII

BENEFITS UNASSIGNABLE.

Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Plan; and no benefits payable under this Plan shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.

ARTICLE IX

AMENDMENT AND TERMINATION.

The Employer may amend or terminate this Plan at any time by action of the Board, subject to the rights of any Eligible Executive who has incurred a Covered Termination as of the date of such amendment or termination.

ARTICLE X

GOVERNING LAW; VENUE.

This Plan shall be governed by the laws of the State of Texas except for its laws with respect to conflict of laws, and except to the extent preempted by any federal law.  The exclusive forum for any lawsuit arising from or related to Executive’s employment or this Plan shall be a state or federal court in Harris County, Texas.  To the extent this Plan is governed by federal law, nothing herein shall prevent or prohibit Employer from removing to an appropriate federal court any action brought in state court.

ARTICLE XI

ADMINISTRATION, CLAIMS, APPEALS, EXHAUSTION REQUIREMENT.

(a)           Plan Administrator.  The overall responsibility for the administration and control of this Plan resides with the Committee.

(b)           Powers.  The Committee has the following authority with respect to the Plan:

(1)           The responsibility for the day to day administration and operation of the Plan;

(2)           The authority to issue and implement such rules as the Committee deems appropriate to administer the Plan;

(3)           The authority to interpret the Plan’s provisions, and to make factual determinations under the Plan, including but not limited to, the power to determine eligibility for payments hereunder, and the right to resolve and determine ambiguities, inconsistencies, and omissions in the provisions hereof;

(4)           The authority to appoint or designate such person or persons as the Committee deems necessary or advisable to carry out the administrative duties hereunder.

(c)           Claims.   The Committee shall have the power and authority to determine claims for payments under the Plan, and shall make all factual determinations under the Plan in relation to any claim, or as otherwise required in this Plan.  Except as otherwise provided herein, the Executive (“claimant”) may make a claim for payment hereunder, or a claim contesting a factual determination hereunder, within 30 days of receipt of notice of such factual determination, or of any event giving rise to the existence of a right of payment under this Plan.  The Committee shall make a determination on a claim hereunder within 30 days of the receipt of a claim for payments under this Plan, and the claimant shall have the right to submit documentation or other evidence to the Committee in support of such claim.  The Committee may, by written notice to the claimant within the original 30 day claim period, have an additional 30 days in which to make a decision on the initial claim.  If the Committee does not provide a notice of extension or a decision on the initial claim within the time limits provided in this Article, the claim will be deemed denied for purposes of this Article.

(d)           Appeal of Denied Claim.  If a claim under Section (c) of this Article is denied or deemed denied, the claimant may file a written appeal with the full Board.  The claimant shall have the right to submit any additional documentation or other evidence to the Board in support of such appeal.  The Board shall make its decision and provide notice thereof in writing to the claimant within 30 days of the receipt of the appeal.  Provided, however, the Board may, by written notice to the claimant within the original 30 day appeal  period, have an additional 30 days  in which to make a decision on the initial appeal.  If the Board does not provide a notice of extension or a decision on the initial appeal within the time limits provided in this Article, the claim will be deemed denied for purposes of this Article.

(e)           Contents of Notice of Denied Claim or Appeal.   Notice of any denied claim or appeal provided by the Committee or the Board, as appropriate, shall be in writing, and shall contain the following, at a minimum:

(1)           The facts determined, claim determination made or decision on appeal (herein, the “determination”);

(2)           A summary of the facts on which the determination was based;

(3)           The relevant provisions of this Plan on which the determination was based;

(4)           If appropriate, a description of any information or documentation required to complete the claimant’s claim; and

(5)           A description of the claimant’s appeal rights, if any.

(f)            Exhaustion of Administrative Remedy Required.  Executive may not bring a proceeding in any court under this Plan, or intended to enforce any provision of this Plan, without first having exhausted the administrative remedies provided herein.

(g)           Limitation of Actions.   No action may be brought to enforce any provision of this Plan after twelve (12) months following the denial of the later of: (i) the claimant’s claim under Section (c) of this Article XI, or (ii) the denial of the appeal provided for in Section (d) of this Article XI.

ARTICLE XII

TREATMENT OF PLAN UNDER ERISA.

Is the intent of the Employer, and this Plan shall be interpreted, construed and operated such that, this Plan shall be a “top-hat” plan exempt from certain provisions of ERISA, as provided in and within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, as appropriate.  Benefits under this Plan shall be paid solely out of the general assets of the Employer and shall constitute an unsecured obligation of the Employer.

IN WITNESS WHEREOF, Employer has caused this Plan to be executed on its behalf by its duly authorized officer, and such duly authorized officer has executed this Plan, effective as of the Effective Date first set forth above.

EMPLOYER

ROSETTA RESOURCES INC.

By:

RANDY L. LIMBACHER
PRESIDENT & CHIEF EXECUTIVE OFFICER